UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2010
PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32681	72-1440714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 232-7028
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On November 3, 2010, PetroQuest Energy, Inc. (the “Company”) announced net income available to common stockholders for the quarter ended September 30, 2010 of $4,939,000, or $0.08 per share, compared to third quarter 2009 net income available to common stockholders of $4,453,000, or $0.07 per share. For the first nine months of 2010, the Company reported net income available to common stockholders of $39,904,000, or $0.63 per share, compared to net loss available to common stockholders of $54,758,000, or $1.03 per share, for the first nine months of 2009.
During the third quarter of 2010, the Company completed the public offering of $150 million aggregate principal amount of 10% Senior Notes due 2017. The net proceeds of the offering plus cash on hand were used to fund the tender offer and consent solicitation and redemption of the Company’s outstanding 10 3/8% Senior Notes due 2012. In conjunction with this refinancing, the Company incurred a loss totaling $5,973,000 relating to the early retirement of the 10 3/8% Senior Notes. Approximately $1,785,000 million of the loss related to non-cash amortization of deferred financing costs and discount associated with the 10 3/8% Senior Notes.
Discretionary cash flow for the third quarter of 2010 was $30,109,000 as compared to $33,762,000 for the comparable 2009 period. Net cash flow provided by operating activities totaled $29,876,000 and $41,145,000 during the third quarters of 2010 and 2009, respectively. For the first nine months of 2010, discretionary cash flow was $96,240,000, compared to discretionary cash flow of $110,018,000 for the first nine months of 2009. Net cash flow provided by operating activities totaled $96,194,000 and $86,639,000 during the first nine months of 2010 and 2009, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the third quarter of 2010 was 7.9 Bcfe (86.4 MMcfe/d), compared to 8.0 Bcfe (86.9 MMcfe/d) for the comparable period of 2009. For the first nine months of 2010, production was 23.0 Bcfe (84.3 MMcfe/d), compared to 26.7 Bcfe (97.6 MMcfe/d) for the comparable period of 2009. Approximately 54% of the Company’s third quarter 2010 production was from long-lived basins and 22% of third quarter 2010 production came from oil and natural gas liquids. Stated on an Mcfe basis, unit prices received during the third quarter and the first nine months of 2010 were 7% and 5% lower, respectively, than the comparable 2009 periods. Oil and gas sales during the third quarter of 2010 decreased 8% to $46,229,000, as compared to $50,182,000 in the third quarter of 2009. For the first nine months of 2010, oil and gas sales decreased 18% to $135,631,000 from $164,792,000 in the first nine months of 2009.
Oil production for the third quarter of 2010 increased 39% to 190,070 Bbls, as compared to 137,077 Bbls in the third quarter of 2009. Oil revenues for the third quarter of 2010, increased 41% to $14,553,000, as compared to $10,325,000 in the third quarter of 2009. The increase in oil production is primarily due to recompletion activities and drilling success in the Gulf Coast basin.
Lease operating expenses for the third quarter of 2010 were $1.23 per Mcfe as compared to $1.21 per Mcfe in the third quarter of 2009. For the first nine months of 2010, lease operating expenses per Mcfe increased 14% to $1.24 from $1.09 in the comparable period of 2009. Per unit lease operating expenses increased and total lease operating expenses decreased during the first nine months of 2010 as compared to the 2009 period primarily due to the overall reduction in production volumes. Additionally, lower insurance costs contributed to the decrease in total lease operating expenses for the nine months ended September 30, 2010.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2010 was $1.82 per Mcfe as compared to $2.21 per Mcfe in the third quarter of 2009. For the first nine months of 2010, DD&A decreased 27% to $1.85 per Mcfe from $2.52 per Mcfe for the comparable period of 2009. The decline in DD&A per Mcfe during the 2010 periods was the result of the ceiling test write-downs of a substantial portion of the Company’s proved oil and gas properties during 2009, the impact of the previously announced Woodford joint venture and reserve additions during 2010.

Interest expense for the third quarter of 2010 decreased to $3,147,000, as compared to $3,531,000 in the third quarter of 2009. For the first nine months of 2010, interest expense was $7,336,000, compared to $10,095,000 for the comparable period of 2009. The decrease in interest expense is primarily due to the repayment of $130,000,000 of bank debt since August of 2009.
General and administrative expenses increased $1,439,000 and $2,742,000 for the third quarter and nine months ended September 30, 2010, as compared to the respective 2009 periods. The increases during the 2010 periods are primarily due to higher employee related expenses, which includes a non-cash compensation charge related to the cancellation of certain stock options during the third quarter of 2010.
Production taxes for the third quarter of 2010 totaled $361,000, as compared to $176,000 in the third quarter of 2009. For the first nine months of 2010, production taxes were $3,308,000 compared to $3,196,000 for the comparable period of 2009. Third quarter 2010 and 2009 production taxes included significant production tax refunds.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-and nine-month periods ended September 30, 2010 and 2009:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Production:
Oil (Bbls)	190,070	137,077	488,996	450,676
Gas (Mcf)	6,809,122	7,169,167	20,075,695	23,944,666
Total Production (Mcfe)	7,949,542	7,991,629	23,009,671	26,648,722
Total Daily Production (MMcfe/d)	86.4	86.9	84.3	97.6

Sales:
Total oil sales	$14,552,796	$10,324,647	$37,840,190	$29,028,227
Total gas sales	31,676,498	39,857,782	97,791,025	135,764,007

Total oil and gas sales	$46,229,294	$50,182,429	$135,631,215	$164,792,234

Average sales prices:
Oil (per Bbl)	$76.57	$75.32	$77.38	$64.41
Gas (per Mcf)	4.65	5.56	4.87	5.67
Per Mcfe	5.82	6.28	5.89	6.18
The above sales and average sales prices include additions related to the settlement of gas hedges of $4,550,000 and $20,996,000 and the settlement of oil hedges of zero and $1,167,000 for the three months ended September 30, 2010 and 2009, respectively. The above sales and average sales prices include additions related to the settlement of gas hedges of $10,837,000 and $57,415,000 and the settlement of oil hedges of zero and $4,682,000 for the nine months ended September 30, 2010 and 2009, respectively.

The following initiates guidance for the fourth quarter of 2010:

Guidance for
Description	4th Quarter 2010

Production volumes (MMcfe/d)	84 - 88

Percent gas	87%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.15 - $0.20
Depreciation, depletion and amortization (per Mcfe)	$1.80 - $1.90
General and administrative (in millions)	$5.0 - $5.5
Interest expense (in millions)	$2.3 - $2.7

2010 Capital Expenditures (in millions)	$105 - $110
Operations Update
The Company completed three operated horizontal Woodford Shale wells during October. These wells were brought online within the last week, and have recovered approximately 15% of the frac load and have reached an average per well flow rate of 4.3 million cubic feet per day. The following is a detailed summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)
PQ 39	41%	10/25/2010	4,723	3,375
PQ 40	41%	10/26/2010	5,966	6,689
PQ 41	31%	10/29/2010	5,374	2,750
In addition to the above completions, the Company has reached total depth on its forty-second Woodford operated horizontal well (5,068 foot lateral). The Company expects to drill and complete two additional wells before the end of the year. The Company currently has one operated rig working in the basin and is currently taking delivery of its second operated rig.
During October, the Company reached total depth on two non-operated horizontal Niobrara wells, Peterson #1 (WI-25%) and Nevis #2 (WI-25%). The wells are in various stages of completion and during the fourth quarter the Company plans to update the results of both wells, along with the potential for future development activities.
In East Texas, the Company has reached total depth on its first non-operated horizontal Cotton Valley well (2,592 foot lateral) (WI-30%) and an operated vertical Travis Peak/Cotton Valley combination well (WI-26%). The Company expects to commence completion activities on the horizontal Cotton Valley well in approximately two weeks and the combination well during the first quarter of 2011. In addition, the Company recently spud its second horizontal Cotton Valley well (WI-26%) and expects to reach total depth by year-end.
In the Gulf Coast, the Company recently recompleted a well in its shallow water Gulf of Mexico Ship Shoal 72 field. The well achieved a gross initial production rate of approximately 300 barrels of oil and 300 mcf of gas. The Company has an approximate 40% net revenue interest in the well. The Company has additional oil focused recompletion opportunities in its Gulf Coast inventory.

Hedging Update
The Company initiated the following commodity hedging transaction during October 2010:

Production Period	Type	Daily Volumes	Price

Oil:
Jan - Dec 2011	Costless Collar	250 Bbls	$80.00 - $90.10
Management Statement
“Through our financial discipline over the last two years and the recent extension of the maturity of our high-yield debt to 2017, we have achieved the strongest financial position in the Company’s history with over $150 million in liquidity,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Our Woodford wells continue to provide outstanding results and our recent Gulf Coast activities have significantly grown our oil and natural gas liquids production to 22% of our total volumes. To build upon our success in growing our liquids production, we will continue to allocate capital to liquid rich targets in our existing Gulf Coast and East Texas properties, and potentially to our venture in the Niobrara.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, including the impact of the oil spill in the Gulf of Mexico on our present and future operations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	September 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$55,037	$20,772
Revenue receivable	9,650	16,457
Joint interest billing receivable	12,176	11,792
Hedging asset	6,187	2,796
Prepaid drilling costs	2,113	2,383
Drilling pipe inventory	16,063	19,297
Other current assets	2,997	1,619

Total current assets	104,223	75,116

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,389,926	1,296,177
Unevaluated oil and gas properties	58,069	108,079
Accumulated depreciation, depletion and amortization	(1,160,029)	(1,082,381)

Oil and gas properties, net	287,966	321,875
Gas gathering assets	4,177	4,848
Accumulated depreciation and amortization of gas gathering assets	(1,422)	(1,198)

Total property and equipment	290,721	325,525

Long-term receivable	19,043	5,731
Other assets, net of accumulated depreciation and amortization of $9,870 and $8,342, respectively	6,076	4,087

Total assets	$420,063	$410,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$24,850	$27,113
Advances from co-owners	1,500	3,662
Oil and gas revenue payable	5,440	7,886
Accrued interest and preferred stock dividend	2,953	3,133
Asset retirement obligation	1,785	4,517
Other accrued liabilities	5,361	4,106

Total current liabilities	41,889	50,417
Bank debt	—	29,000
10% Senior Notes	150,000	—
10 3/8% Senior Notes	—	149,267
Asset retirement obligation	18,014	19,399
Other liabilities	394	271
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 61,458 and 61,177 shares, respectively	61	61
Paid-in capital	265,621	259,981
Accumulated other comprehensive income	3,885	1,768
Accumulated deficit	(59,802)	(99,706)

Total stockholders’ equity	209,766	162,105

Total liabilities and stockholders’ equity	$420,063	$410,459

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Oil and gas sales	$46,229	$50,182	$135,631	$164,792
Gas gathering revenue	56	72	186	172

	46,285	50,254	135,817	164,964

Expenses:
Lease operating expenses	9,742	9,665	28,457	29,171
Production taxes	361	176	3,308	3,196
Depreciation, depletion and amortization	14,739	17,936	43,467	68,129
Ceiling test writedown	—	—	—	103,582
Gas gathering costs	11	14	22	181
General and administrative	5,581	4,142	15,906	13,164
Accretion of asset retirement obligation	424	580	1,300	1,704
Interest expense	3,147	3,531	7,336	10,095

	34,005	36,044	99,796	229,222

Gain on legal settlement	—	—	12,400	—
Loss on early extinguishment of debt	(5,973)	—	(5,973)	—
Gain on sale of assets	—	—	—	485
Other income (expense)	218	(594)	229	(5,903)

Income (loss) from operations	6,525	13,616	42,677	(69,676)
Income tax expense (benefit)	299	7,876	(1,081)	(18,772)

Net income (loss)	6,226	5,740	43,758	(50,904)
Preferred stock dividend	1,287	1,287	3,854	3,854

Net income (loss) available to common stockholders	$4,939	$4,453	$39,904	$(54,758)

Earnings per common share:
Basic
Net income (loss) per share	$0.08	$0.07	$0.63	$(1.03)

Diluted
Net income (loss) per share	$0.08	$0.07	$0.63	$(1.03)

Weighted average number of common shares:
Basic	61,446	61,126	61,372	53,411

Diluted	61,814	61,656	61,744	53,411

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$43,758	$(50,904)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax benefit	(1,081)	(18,772)
Depreciation, depletion and amortization	43,467	68,129
Ceiling test writedown	—	103,582
Non-cash gain on legal settlement	(4,164)	—
Gain on sale of assets	—	(485)
Loss on early extinguishment of debt	5,973	—
Accretion of asset retirement obligation	1,300	1,704
Inventory impairment	—	903
Share based compensation expense	5,863	4,734
Amortization costs and other	1,124	1,127
Payments to settle asset retirement obligations	(5,672)	(1,547)
Changes in working capital accounts:
Revenue receivable	6,807	9,146
Joint interest billing receivable	(384)	13,431
Prepaid drilling and pipe costs	3,504	14,286
Accounts payable and accrued liabilities	(55)	(55,701)
Advances from co-owners	(2,162)	(1,100)
Other	(2,084)	(1,894)

Net cash provided by operating activities	96,194	86,639

Cash flows used in investing activities:
Investment in oil and gas properties	(78,015)	(37,759)
Investment in gas gathering assets	—	(4)
Proceeds from sale of unevaluated properties	22,473	—
Proceeds from sale of oil and gas properties	35,000	4,852

Net cash used in investing activities	(20,542)	(32,911)

Cash flows from (used in) financing activities:
Net payments for share based compensation	(223)	(332)
Deferred financing costs	(8)	(82)
Net proceeds from common stock offering	—	37,778
Proceeds from issuance of 10% Sr. Notes	150,000	—
Costs to issue 10% Sr. Notes	(4,117)	—
Redemption of 10 3/8% Sr. Notes	(150,000)	—
Costs to redeem 10 3/8% Sr. Notes	(4,187)	—
Payment of preferred stock dividend	(3,852)	(3,852)
Repayment of bank borrowings	(29,000)	(30,000)

Net cash provided by (used in) financing activities	(41,387)	3,512

Net increase in cash and cash equivalents	34,265	57,240
Cash and cash equivalents, beginning of period	20,772	23,964

Cash and cash equivalents, end of period	$55,037	$81,204

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$10,923	$12,045

Income taxes	$192	$205

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$6,226	$5,740	$43,758	$(50,904)
Reconciling items:
Deferred tax expense (benefit)	299	7,876	(1,081)	(18,772)
Gain on sale of assets	—	—	—	(485)
Depreciation, depletion and amortization	14,739	17,936	43,467	68,129
Ceiling test writedown	—	—	—	103,582
Non-cash gain on legal settlement	—	—	(4,164)	—
Loss on early extinguishment of debt	5,973	—	5,973	—
Accretion of asset retirement obligation	424	580	1,300	1,704
Share based compensation expense	2,111	1,209	5,863	4,734
Amortization expense and other	337	421	1,124	2,030

Discretionary cash flow	30,109	33,762	96,240	110,018

Changes in working capital accounts	50	8,339	5,626	(21,832)
Settlement of asset retirement obligations	(283)	(956)	(5,672)	(1,547)

Net cash provided by operating activities	$29,876	$41,145	$96,194	$86,639

Note:	Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: November 3, 2010	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer